Exhibit 99.1

Brookdale Announces Third Quarter 2022 Results

Nashville, Tenn., November 7, 2022 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended September 30, 2022.

HIGHLIGHTS

•Third quarter consolidated revenue per available unit (RevPAR) increased 9.7% year-over-year.
•Third quarter consolidated weighted average occupancy increased 390 basis points year-over-year.
•In October 2022, the Company completed a $220.0 million debt refinancing.

“I am pleased with the acceleration of this year’s occupancy growth to 180 basis points in the third quarter,” said Lucinda (“Cindy”) Baier, Brookdale’s President and CEO. “Our weighted average occupancy grew 750 basis points since the start of the positive turn in March 2021, which demonstrates the strength of our recovery. While the labor market continues to be challenging, we sequentially reduced contract labor for the third quarter by over 40% and achieved our 11th consecutive month of positive net hires in September. I am especially grateful to our many, dedicated associates who cared passionately for our residents during and after Hurricane Ian.”

SUMMARY OF THIRD QUARTER RESULTS

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of operating results and metrics of the Company's same community senior housing portfolio.(1)

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2022	3Q 2021	Amount	Percent	2Q 2022	Amount	Percent
Resident fee revenue	$629.5	$573.0	$56.5	9.9%	$617.1	$12.4	2.0%
Facility operating expense	$505.1	$454.8	$50.3	11.1%	$492.4	$12.7	2.6%
RevPAR	$4,151	$3,778	$373	9.9%	$4,068	$83	2.0%
Weighted average occupancy	76.5%	72.5%	400 bps	n/a	74.6%	190 bps	n/a
RevPOR	$5,429	$5,211	$218	4.2%	$5,453	$(24)	(0.4)%

(1)    The same community senior housing portfolio includes operating results and data for 632 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

•Resident fees.
•3Q 2022 vs 3Q 2021:
◦Same community resident fees increased due to the increases in occupancy and RevPOR.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the COVID-19 pandemic.
◦The increase in RevPOR was primarily the result of in-place rate increases, partially offset by lower care revenue as new resident acuity returned to pre-pandemic levels.
•3Q 2022 vs 2Q 2022:
◦Same community resident fees increased due to the increase in occupancy, partially offset by lower RevPOR due to discounting and changes in resident acuity.

•Facility operating expense.
•3Q 2022 vs 3Q 2021:
◦The increase was primarily due to higher labor expense primarily resulting from merit and market wage rate adjustments, an increase in hours worked due to increased occupancy during the period, and an increase in the use of overtime, partially offset by a decrease in the use of contract labor.
◦Additionally, broad inflationary pressure, higher repairs and maintenance volume, and an increase in food costs due to increased occupancy during the period contributed to the increase in same community facility operating expense.
•3Q 2022 vs 2Q 2022:
◦The increase in same community facility operating expense was primarily due to broad inflationary pressure, a seasonal increase in utility costs, higher repairs and maintenance volume, and an additional day during the third quarter of 2022.
◦Same community labor expense increased 1.1% sequentially primarily due to an increase in hours worked by associates and an additional day, which was a holiday, during the third quarter of 2022, partially offset by decreased use of contract labor.
•The Company's same community senior housing portfolio incurred $3.5 million, $1.9 million, and $6.5 million of incremental direct costs during the third quarter of 2022, second quarter of 2022, and third quarter of 2021, respectively, to respond to the COVID-19 pandemic.

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2022	3Q 2021	Amount	Percent	2Q 2022	Amount	Percent
Resident fee revenue	$650.2	$600.1	$50.1	8.3%	$640.4	$9.8	1.5%
Management fee revenue	3.0	3.6	(0.6)	(16.7)%	3.3	(0.3)	(9.1)%
Other operating income	66.8	0.1	66.7	NM	8.4	58.4	NM
Facility operating expense	525.5	480.4	45.1	9.4%	513.7	11.8	2.3%
General and administrative expense	41.3	43.8	(2.5)	(5.7)%	41.8	(0.5)	(1.2)%
Net income (loss)	(28.4)	174.3	(202.7)	NM	(84.3)	(55.9)	(66.3)%
Adjusted EBITDA (2)	106.9	34.6	72.3	NM	50.7	56.2	110.8%

RevPAR	$4,150	$3,784	$366	9.7%	$4,071	$79	1.9%
Weighted average occupancy	76.4%	72.5%	390 bps	n/a	74.6%	180 bps	n/a
RevPOR	$5,432	$5,219	$213	4.1%	$5,459	$(27)	(0.5)%

(2)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

•Resident fee revenue.
•The changes in resident fee revenue were primarily due to the same community operating results discussed above.
•The disposition of seven communities through sales of owned communities and lease terminations since the beginning of the third quarter of 2021 resulted in $7.2 million less in resident fees during the third quarter of 2022 compared to the third quarter of 2021.
•The disposition of four communities since the beginning of the second quarter of 2022 resulted in $2.2 million less in resident fees during the third quarter of 2022 compared to the second quarter of 2022.

The table below sets forth the Company's recent consolidated occupancy trend.

2021	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	70.0%	69.4%	69.4%	69.9%	70.5%	71.2%	72.0%	72.5%	73.0%	73.3%	73.5%	73.6%
Month end	70.4%	70.1%	70.6%	71.1%	71.6%	72.6%	73.3%	73.7%	74.2%	74.5%	74.3%	74.5%

2022	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct
Weighted average	73.4%	73.3%	73.6%	73.9%	74.6%	75.2%	75.9%	76.4%	76.9%	77.2%
Month end	74.2%	74.4%	75.0%	75.3%	76.2%	76.6%	77.1%	77.9%	78.4%	78.2%

•Other operating income. During the third quarter of 2022, the Company accepted $61.1 million of Phase 4 grants from the general distribution of the Public Health and Social Services Emergency Fund ("Provider Relief Fund") administered by the U.S. Department of Health and Human Services, under which grants have been made available to eligible healthcare providers for healthcare related expenses or lost revenues attributable to COVID-19. The Company recognized the Phase 4 grants, $4.7 million of employee retention credits, and $1.0 million of other government grants as other operating income during the third quarter of 2022.

•Facility operating expense.
•The changes in facility operating expense were primarily due to the same community operating results discussed above.
•The disposition of seven communities resulted in $6.6 million less in facility operating expenses during the third quarter of 2022 compared to the third quarter of 2021.
•The disposition of four communities resulted in $1.6 million less in facility operating expenses during the third quarter of 2022 compared to the second quarter of 2022.

•Net income (loss).
•3Q 2022 vs 3Q 2021: The change in net income (loss) was primarily attributable to the net gain on sale of assets of $288.2 million recognized in the third quarter of 2021 for the sale of 80% of the Company's equity in its Health Care Services segment. This change was partially offset by the net impact of the other operating income, revenue, and facility operating expense factors previously discussed.
•3Q 2022 vs 2Q 2022: The decrease in net loss was primarily attributable to the impact of other operating income previously discussed, offset by the net impact of the revenue and facility operating expense factors also previously discussed.

•Adjusted EBITDA.
•3Q 2022 vs 3Q 2021: The increase in Adjusted EBITDA was primarily attributable to the increase in other operating income and the net impact of the revenue and facility operating expense factors previously discussed.
•3Q 2022 vs 2Q 2022: The increase in Adjusted EBITDA was primarily attributable to the increases in other operating income and resident fee revenue, partially offset by the increase in facility operating expense.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities, non-development capital expenditures, net, and Adjusted Free Cash Flow.

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	3Q 2022	3Q 2021	Amount	2Q 2022	Amount
Net cash provided by (used in) operating activities	$63.5	$7.2	$56.3	$11.6	$51.9
Non-development capital expenditures, net	43.8	28.2	15.6	45.7	(1.9)
Adjusted Free Cash Flow (3)	4.1	(42.6)	46.7	(48.5)	52.6

(3)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•3Q 2022 vs 3Q 2021: The increase in net cash provided by operating activities was primarily attributable to a $61.7 million increase in Provider Relief Funds and other government grants and credits received and an increase in same community revenue. These changes were partially offset by an increase in same community facility operating expense and a decrease in lessor reimbursements for capital expenditures for operating leases.
•3Q 2022 vs 2Q 2022: The increase in net cash provided by operating activities was primarily attributable to a $58.2 million increase in Provider Relief Funds and other government grants and credits received and an increase in same community revenue. These changes were partially offset by increases in same community facility operating expense and debt interest expense.

•Non-development capital expenditures, net. The increase in non-development capital expenditures, net for the third quarter of 2022 compared to the third quarter of 2021 was primarily attributable to an $8.6 million decrease in lessor reimbursements for capital expenditures. Additionally, higher investment in the Company's communities due to unit upgrades as the Company increases move-ins and routine maintenance contributed to the increase.

•Adjusted Free Cash Flow.
•3Q 2022 vs 3Q 2021: The $46.7 million change in Adjusted Free Cash Flow was primarily attributable to the increase in net cash provided by operating activities, excluding a $7.2 million decrease in lessor reimbursements for capital expenditures for operating leases. The change was partially offset by the increase in non-development capital expenditures, net.
•3Q 2022 vs 2Q 2022: The $52.6 million change in Adjusted Free Cash Flow was attributable to the increase in net cash provided by operating activities, primarily reflecting the $61.1 million of Phase 4 grants from the Provider Relief Fund accepted during the third quarter of 2022.

•Total Liquidity. Total liquidity of $395.6 million as of September 30, 2022 included $299.2 million of unrestricted cash and cash equivalents, $89.5 million of marketable securities, and $6.9 million of availability on the Company's secured credit facility. Total liquidity as of September 30, 2022 decreased $16.1 million from June 30, 2022, primarily attributable to $9.1 million of payments of mortgage debt.

FINANCING UPDATE

On October 13, 2022, the Company obtained $220.0 million of debt secured by first priority mortgages on 24 communities. The loan bears interest at a variable rate equal to the one-month Secured Overnight Financing Rate ("SOFR") plus a margin of 245 basis points, and is interest only for the first three years. The debt matures in October 2025 with two one-year renewal options, exercisable subject to certain performance criteria. The proceeds from the financing were primarily utilized to repay $199.6 million of outstanding mortgage debt maturing in 2023 and to purchase a SOFR interest rate swap instrument for $6.1 million. The interest rate swap instrument has a $220.0 million notional amount, a fixed interest rate of 3.0%, and a term of eighteen months.

IMPACTS OF HURRICANE IAN

On September 28, 2022, Hurricane Ian made landfall in Florida. The Company operates 77 communities that were within the path of the storm. Under its emergency evacuation plans, the Company evacuated nine communities prior to landfall. All of the impacted communities returned to operation. Several communities will experience some continuing disruption as storm damage is remediated. During the three months ended September 30, 2022, the Company incurred $0.3 million of facility operating expenses related to hurricane response and evacuation. In addition, during the three months ended September 30, 2022, the Company recognized $3.8 million of impairment expense for property, plant, and equipment casualty losses sustained at communities as a result of Hurricane Ian.

Based on management's preliminary assessments, the Company expects additional facility operating expense related to the hurricane response and remediation of storm damage of approximately $8.0 million, net of expected reimbursement from its property and casualty and business interruption insurance policies, for the three months ended December 31, 2022. The Company estimates that it will incur an additional approximately $10.0 million of capital expenditures for property remediation, primarily during the three months ended December 31, 2022, for which it expects approximately $3.0 million of reimbursement from its property and casualty insurance policies subsequent to 2022. The foregoing estimates are preliminary estimates derived by management from the information available at this time. The actual amounts and timing of amounts may differ.

2022 OUTLOOK

The Company updated its full year 2022 RevPAR growth and Adjusted EBITDA guidance to incorporate year-to-date results and revised expectations for the remainder of 2022.

Full Year 2022 Guidance
RevPAR growth	~10%
Adjusted EBITDA	$250 million - $260 million

This guidance excludes the potential impact of any future acquisition or disposition activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdaleinvestors.com supplemental information relating to the Company's third quarter 2022 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the third quarter 2022 on November 8, 2022 at 9:00 AM ET. The conference call can be accessed by dialing (844) 200-6205 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "873703".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on November 15, 2022 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code "090493".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, and stay connected with friends and loved ones. Brookdale operates and manages 672 communities in 41 states as of September 30, 2022, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, revenue, expenses, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence or variants of the disease, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford its resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by

COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, health plan, and other expenses, greater use of contract labor and overtime due to COVID-19 and general labor market conditions, the impact of COVID-19 on the Company's ability to complete financings and refinancings of various assets, or other transactions or to generate sufficient cash flow to cover required debt, interest, and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including the costs of unfunded, mandatory testing of residents and associates and provision of test kits to the Company's health plan participants, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to the pandemic or general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; changes in, or its failure to comply with, employment-related laws and regulations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue
Resident fees	$650,248	$600,095	$1,927,610	$1,938,423
Management fees	2,967	3,621	9,625	17,185
Reimbursed costs incurred on behalf of managed communities	37,484	37,849	112,013	146,651
Other operating income	66,759	89	75,546	12,132
Total revenue and other operating income	757,458	641,654	2,124,794	2,114,391

Expense
Facility operating expense (excluding facility depreciation and amortization of $81,405, $78,756, $242,281, and $233,951 respectively)	525,510	480,423	1,551,938	1,587,581
General and administrative expense (including non-cash stock-based compensation expense of $3,403, $3,568, $10,907, and $12,878 respectively)	41,331	43,812	128,209	146,155
Facility operating lease expense	41,317	43,226	124,419	131,508
Depreciation and amortization	86,922	84,560	259,229	252,042
Asset impairment	5,688	639	17,362	13,394
Costs incurred on behalf of managed communities	37,484	37,849	112,013	146,651
Total operating expense	738,252	690,509	2,193,170	2,277,331
Income (loss) from operations	19,206	(48,855)	(68,376)	(162,940)

Interest income	2,192	286	3,065	1,048
Interest expense:
Debt	(41,330)	(35,708)	(110,180)	(106,484)
Financing lease obligations	(11,916)	(11,674)	(35,968)	(34,549)
Amortization of deferred financing costs	(1,528)	(1,884)	(4,590)	(5,706)
Change in fair value of derivatives	4,901	(95)	9,277	(286)
Equity in earnings (loss) of unconsolidated ventures	(2,020)	(1,474)	(9,353)	11,941
Gain (loss) on sale of assets, net	(56)	288,375	611	289,408
Other non-operating income (loss)	1,877	571	1,739	5,163
Income (loss) before income taxes	(28,674)	189,542	(213,775)	(2,405)
Benefit (provision) for income taxes	300	(15,279)	1,086	(15,239)
Net income (loss)	(28,374)	174,263	(212,689)	(17,644)
Net (income) loss attributable to noncontrolling interest	15	19	(101)	56
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(28,359)	$174,282	$(212,790)	$(17,588)

Net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders:
Basic	$(0.15)	$0.94	$(1.14)	$(0.10)
Diluted	$(0.15)	$0.89	$(1.14)	$(0.10)

Weighted average common shares outstanding:
Basic	186,790	185,317	186,493	184,841
Diluted	186,790	196,230	186,493	184,841

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2022	December 31, 2021
Cash and cash equivalents	$299,201	$347,031
Marketable securities	89,504	182,393
Restricted cash	37,258	26,845
Accounts receivable, net	51,548	51,137
Assets held for sale	—	3,642
Prepaid expenses and other current assets, net	103,923	87,946
Total current assets	581,434	698,994
Property, plant and equipment and leasehold intangibles, net	4,801,988	4,904,292
Operating lease right-of-use assets	539,166	630,423
Other assets, net	171,365	176,758
Total assets	$6,093,953	$6,410,467

Current portion of long-term debt	$61,000	$63,125
Current portion of financing lease obligations	23,620	22,151
Current portion of operating lease obligations	158,645	148,642
Other current liabilities	413,738	398,036
Total current liabilities	657,003	631,954
Long-term debt, less current portion	3,758,929	3,778,087
Financing lease obligations, less current portion	522,924	532,136
Operating lease obligations, less current portion	580,213	681,876
Other liabilities	82,085	86,791
Total liabilities	5,601,154	5,710,844
Total Brookdale Senior Living Inc. stockholders' equity	491,237	697,402
Noncontrolling interest	1,562	2,221
Total equity	492,799	699,623
Total liabilities and equity	$6,093,953	$6,410,467

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(212,689)	$(17,644)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, net	263,819	257,748
Asset impairment	17,362	13,394
Equity in (earnings) loss of unconsolidated ventures	9,353	(11,941)
Distributions from unconsolidated ventures from cumulative share of net earnings	561	6,191
Amortization of entrance fees	(1,816)	(1,320)
Proceeds from deferred entrance fee revenue	2,360	2,981
Deferred income tax (benefit) provision	(2,068)	8,512
Operating lease expense adjustment	(25,329)	(16,263)
Change in fair value of derivatives	(9,277)	286
Loss (gain) on sale of assets, net	(611)	(289,408)
Non-cash stock-based compensation expense	10,907	12,878
Other	(996)	(4,399)
Changes in operating assets and liabilities:
Accounts receivable, net	(411)	(584)
Prepaid expenses and other assets, net	(11,807)	(7,487)
Prepaid insurance premiums financed with notes payable	(5,552)	(4,634)
Trade accounts payable and accrued expenses	1,548	21,878
Refundable fees and deferred revenue	7,265	(10,492)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	9,224	27,057
Net cash provided by (used in) operating activities	51,843	(13,247)
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	317	19
Purchase of marketable securities	(230,106)	(247,847)
Sale and maturities of marketable securities	323,765	262,995
Capital expenditures, net of related payables	(150,572)	(125,817)
Acquisition of assets	(6,004)	—
Investment in unconsolidated ventures	(192)	(5,359)
Distributions received from unconsolidated ventures	—	2,155
Proceeds from sale of assets, net	5,844	315,583
Other	(545)	—
Net cash provided by (used in) investing activities	(57,493)	201,729
Cash Flows from Financing Activities
Proceeds from debt	32,031	25,158
Repayment of debt and financing lease obligations	(64,190)	(96,065)
Payment of financing costs, net of related payables	(646)	(196)
Payments of employee taxes for withheld shares	(4,282)	(4,772)
Other	(760)	144
Net cash provided by (used in) financing activities	(37,847)	(75,731)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(43,497)	112,751
Cash, cash equivalents, and restricted cash at beginning of period	438,314	465,148
Cash, cash equivalents, and restricted cash at end of period	$394,817	$577,899

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility operating lease termination, operating lease expense adjustment, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from net income (loss).

	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022
Net income (loss)	$(28,374)	$(84,283)	$174,263	$(212,689)
Provision (benefit) for income taxes	(300)	1,190	15,279	(1,086)
Equity in (earnings) loss of unconsolidated ventures	2,020	2,439	1,474	9,353
Loss (gain) on sale of assets, net	56	(961)	(288,375)	(611)
Other non-operating (income) loss	(1,877)	111	(571)	(1,739)
Interest expense	49,873	48,234	49,361	141,461
Interest income	(2,192)	(778)	(286)	(3,065)
Income (loss) from operations	19,206	(34,048)	(48,855)	(68,376)
Depreciation and amortization	86,922	86,623	84,560	259,229
Asset impairment	5,688	2,599	639	17,362
Operating lease expense adjustment	(8,714)	(8,308)	(6,273)	(25,329)
Non-cash stock-based compensation expense	3,403	3,619	3,568	10,907
Transaction and organizational restructuring costs	346	229	943	948
Adjusted EBITDA(4)	$106,851	$50,714	$34,582	$194,741

(4)    Adjusted EBITDA includes a $66.8 million, $8.4 million, $0.1 million, and $75.5 million benefit for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, and nine months ended September 30, 2022, respectively, of government grants and credits recognized in other operating income.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons. Additionally, Adjusted Free Cash Flow excludes certain other investing and financing activities, such as cash used to purchase interest rate cap instruments and cash provided by settlements of interest rate cap instruments.

The table below reconciles Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Net cash provided by (used in) operating activities	$63,521	$11,577	$7,200
Net cash provided by (used in) investing activities	22,508	(43,838)	203,974
Net cash provided by (used in) financing activities	(19,754)	(17,690)	(19,177)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$66,275	$(49,951)	$191,997

Net cash provided by (used in) operating activities	$63,521	$11,577	$7,200
Distributions from unconsolidated ventures from cumulative share of net earnings	—	—	(836)
Changes in prepaid insurance premiums financed with notes payable	(5,700)	(5,377)	(4,151)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(4,367)	(3,367)	(11,551)
Non-development capital expenditures, net	(43,819)	(45,686)	(28,193)
Payment of financing lease obligations	(5,506)	(5,610)	(5,039)
Adjusted Free Cash Flow (5)	$4,129	$(48,463)	$(42,570)

(5)     Adjusted Free Cash Flow includes:
•$62.8 million, $4.6 million, and $1.1 million benefit for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively, from government grants and credits received.
•$1.2 million and $3.5 million recoupment of accelerated/advanced Medicare payments for the three months ended June 30, 2022 and September 30, 2021, respectively.
•$0.3 million, $0.2 million, and $0.9 million for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively, for transaction and organizational costs.

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com